SXC Health Solutions Corp.

SXC Health solutions announces Strong FOURTH quarter and year end financial results
- Revenue increased 35% in 2010 compared to 2009 -
- Net income grew 41% in 2010 compared to 2009 -

Lisle, Illinois, February 24, 2011 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and twelve-month periods ended December 31, 2010. Financial references are in U.S. dollars unless otherwise indicated.

2010 Financial Highlights

•	Revenue was $1.95 billion in 2010 compared to $1.44 billion in 2009

•	Gross profit was $214.1 million in 2010 compared to $186.6 million in 2009

•	Adjusted EBITDA¹ was $120.7 million in 2010 compared to $94.7 million in 2009

•	GAAP net income increased to $64.7 million, or $1.03 per share (fully-diluted), in 2010 compared to $46.1 million, or $0.86 per share, in 2009

•	Non-GAAP adjusted earnings per share¹ (fully-diluted), which excludes NMHC transaction-related amortization net of tax, was $1.09 in 2010 compared to $0.96 in 2009

•	Cash from operations was $96.3 million in 2010 compared to $86.4 million in 2009

•	Adjusted prescription claim volume[1] for the PBM segment was 12.6 million in Q4-2010 compared to 11.9 million in Q3-2010

•	Gross margin per adjusted prescription for the PBM segment was $3.44 in Q4-2010 compared to $3.31 in Q3-2010

•	Transaction processing volume for the HCIT segment was 98.9 million in Q4-2010 compared to 94.6 million in Q4-2009

2010 Corporate Highlights

•	Announced a multi-year PBM contract with HealthSpring Inc. valued at approximately $1 billion annually that started January 1, 2011

•	Awarded a $720 million three-year PBM contract from a large U.S. east coast health plan with an April 2011 launch

•	Renewed a five-year PBM contract with the Boston Medical Center HealthNet (BMC)

•
Acquired MedfusionRx, L.L.C. (“MedfusionRx”), a leading independent specialty pharmacy provider, to expand the Company's presence and enhance its capabilities in the rapidly growing specialty pharmacy segment of the PBM industry

•
Completed development and testing of software to support the National Council for Prescription Drug Programs (NCPDP) version D.0 of the NCPDP Telecommunication Standard, well in advance of the January 1, 2012 compliance date

•	Executed a two-for-one stock split

•	Awarded full pharmacy benefit management accreditation from URAC, a Washington, DC-based health care accreditation organization

SXC Health Solutions Corp.

•
Won the URAC Best Practices Award in Health Care Consumer Empowerment and Protection Awards competition for a collaboration between informedRx® and EMPLOYERS Occupational Health, a specialty provider of workers' compensation insurance

•	Added highly experienced industry leadership to our senior team

“2010 was a great year at SXC as we grew our revenue from $1.44 billion to $1.95 billion. We had our best selling season ever which places us in a great position for 2011,” said Mark Thierer, President and CEO of SXC. “Our 2010 results demonstrate how effectively we can compete in the PBM space with our high-performance technology platform coupled with our comprehensive clinical offering and focus on client service. We have all the elements in place to continue to grow and to take SXC to the next level. The acquisition of MedfusionRx is a great example of our approach to expanding our scale and skill in strategic areas, like specialty pharmacy, in order to support our continuing organic growth.”

Financial Review
SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company's business segments to the consolidated financial statements for the three-month period and year ended December 31, 2010 and 2009 is as follows:

Three months ended December 31, (unaudited in thousands)
	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$499,761	$416,803	$27,111	$26,513	$526,872	$443,316
Cost of revenue	456,324	378,149	13,326	12,643	469,650	390,792
Gross profit	$43,437	$38,654	$13,785	$13,870	$57,222	$52,524
Gross profit %	8.7%	9.3%	50.8%	52.3%	10.9%	11.8%

Year ended December 31, (unaudited in thousands)
	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$1,841,600	$1,335,961	$106,789	$102,673	$1,948,389	$1,438,634
Cost of revenue	1,681,944	1,197,757	52,390	54,277	1,734,334	1,252,034
Gross profit	$159,656	$138,204	$54,399	$48,396	$214,055	$186,600
Gross profit %	8.7%	10.3%	50.9%	47.1%	11%	13%

PBM Revenue
PBM revenue increased 37.8% to $1.84 billion in 2010, compared to $1.34 billion in 2009. PBM revenue was $499.8 million in Q4-2010 compared to $416.8 million in Q4-2009. PBM revenue increased primarily due to new customer growth in the year and the increase in PBM services sold to several HCIT customers during 2010. Due to the additional type of services provided, the revenue associated with these customers' contracts moved from the HCIT segment to the PBM segment.

HCIT Revenue
HCIT revenue increased 4.0% to $106.8 million in 2010, compared to $102.7 million in 2009. HCIT revenue increased 2.3% to $27.1 million in Q4-2010, compared to $26.5 million in Q4-2009.

SXC Health Solutions Corp.

Gross Profit
Gross profit was $214.1 million in 2010 compared to $186.6 million in 2009. Gross profit was $57.2 million in Q4 2010 and included $3.5 million of non-sequentially recurring items such as seasonal consumption of medications as well as performance awards, and incremental professional services revenue earned in the quarter.

Product Development Costs
Product development costs were $12.4 million in 2010, compared to $12.0 million in 2009. Product development costs were $3.3 million in Q4-2010, compared to $2.9 million in Q4-2009. Product development remains a key priority for SXC as the Company seeks to develop enhancements to existing products, as well as the development of new offerings to support market expansion and to take advantage of cross-selling opportunities with its existing customer base.

Selling, General and Administration (“SG&A”) Costs
SG&A costs were $89.3 million in 2010, compared to $85.8 million in 2009. SG&A costs were $24.9 million in Q4-2010, compared to $20.9 million in Q4-2009. On a quarter-over-quarter basis, the Company has added a significant amount of new business while keeping SG&A costs relatively flat. The change in the year-over-year comparison period is largely attributable to the approximately $2 million increase in expenses related to the acquisition of MedfusionRx, which closed on December 28, 2010.

Adjusted EBITDA¹
Adjusted EBITDA was $120.7 million in 2010, compared to $94.7 million in 2009. Adjusted EBITDA was $31.1 million in Q4-2010, compared to $30.4 million in Q4-2009 and includes $3.5 million in non-sequentially recurring gross profit off-set by $2 million in deal expenses in the quarter. The growth in adjusted EBITDA was related primarily to new contract wins, HCIT to PBM customer conversions and improved purchasing efficiencies on prescription drugs.

Income Taxes
The Company's effective tax rate was 33.6% in 2010, compared to an effective tax rate of 32.3% in 2009. The effective income tax rate increased year-over-year primarily due to the increased taxable income generated from operations.

Net Income
SXC reported net income of $64.7 million in 2010, or $1.03 per share (fully-diluted), which included $7.9 million of intangible asset amortization, compared to $46.1 million in 2009, or $0.86 per share (fully-diluted), which included $9.7 million of intangible asset amortization. Net income was $16.6 million in Q4-2010, or $0.26 per share (fully-diluted), which included $1.9 million of intangible asset amortization, compared to net income of $15.2 million in Q4-2009, or $0.24 per share (fully-diluted), which included $2.2 million of intangible asset amortization.

Cash from Operations
SXC continues to generate strong cash from operations. SXC generated cash from operations of $96.3 million in 2010, compared to $86.4 million in 2009. The Company generated $33.4 million of cash through its operations in

SXC Health Solutions Corp.

Q4-2010, compared to $36.8 million in Q4-2009. The Company's cash flows are primarily derived from the profitability of the Company, and can be impacted by the timing of collections from its customers; collection and payment of rebates as well as timing of payments to pharmacies for the drug spend of our clients. SXC's balance sheet as at December 31, 2010 reflects the inclusion of the MedfusionRx acquisition which was completed on December 28, 2010.

At December 31, 2010 and 2009, SXC had cash and cash equivalents totalling $321.3 million and $304.4 million, respectively.

2011 Full Year Financial Guidance
SXC has set the following financial full year targets for 2011:

▪	Revenue of $3.5 to $3.7 billion

▪	Adjusted EBITDA[1] of $161 to $167 million

▪	GAAP EPS (fully-diluted) of $1.35 to $1.42

▪	Adjusted EPS[1] (fully-diluted) of $1.50 to $1.57

▪	(excluding all transaction-related amortization)

Notice of Conference Call
SXC will host a conference call on Thursday, February 24, 2011 at 8:30 a.m. ET to discuss its financial results. Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, March 2, 2010 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 40419635.

A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC's management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted EPS and adjusted EBITDA, which are non-GAAP financial measures. SXC's management believes that these two measures provide useful supplemental information regarding the performance of SXC's business operations.

Adjusted EPS provided in 2010 is a non-GAAP measure which takes EPS and adds back the impact of certain amortization expense related to the acquisition of NMHC, net of tax. Going forward adjusted EPS will add back the impact of all amortization expenses net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contribute to revenue in the period presented as well as future periods and should also note that such expenses will recur in future periods.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation expenses. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is a non-cash

SXC Health Solutions Corp.

expense.

The 2011 full year guidance of adjusted EBITDA was computed by taking the Company's estimated 2011 earnings before interest, taxes, depreciation and amortization as well as estimated stock-based compensation expense of approximately $8 million. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all acquisition-related amortization expense totaling approximately $14 million (net of an estimated 34% tax rate).

Adjusted prescription volume equals SXC's Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted EPS and adjusted EBITDA.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income and GAAP EPS (diluted) to adjusted EPS (diluted) are shown below:

	For the three months ended		For the year ended
Adjusted EBITDA	December 31,		December 31,
(in thousands)	2010	2009	2010	2009
	(unaudited)		(unaudited)
Adjusted EBITDA	$31,095	$30,413	$120,712	$94,712

Amortization of Intangible Assets	(1,941)	(2,246)	(7,856)	(9,724)

Depreciation of Property & Equipment	(2,127)	(2,033)	(8,439)	(8,014)

Stock-Based Compensation	(1,368)	(1,180)	(5,895)	(3,657)

Interest income	203	184	727	756

Operating income	(351)	(2,802)	(1,693)	(5,988)

Income Tax (Expense)	(8,889)	(7,143)	(32,821)	(22,024)

Net Income	$16,622	$15,193	$64,735	$46,061

SXC Health Solutions Corp.

	For the three months ended		For the years ended
Non-GAAP Adjusted EPS	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net Income (GAAP)	$16,622	$15,193	$64,735	$46,061

Amortization of NMHC Intangibles (Net of Taxes)	977	1,142	3,979	5,130

Net-Income, Excluding NMHC Amortization	$17,599	$16,335	$68,714	$51,191

EPS (fully diluted), Excluding NMHC Amortization	$0.28	$0.26	$1.09	$0.96

Amortization of All Other Intangibles (Net of Taxes)	289	386	1,237	1,448

Net-Income, Excluding All Amortization	$17,888	$16,721	$69,951	$52,639

EPS (fully diluted), Excluding All Amortization	$0.28	$0.27	$1.11	$0.98

Revenue is segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx as well as mail-order and specialty pharmacies, and Healthcare Information Technology (“HCIT”). SXC records PBM revenue on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefit management services and healthcare information technology solutions to the healthcare benefits management industry. As the industry's “Technology-Enabled PBM”™, SXC's product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

SXC Health Solutions Corp.

Certain of the assumptions made in preparing forward-looking information and management's expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:

Tony Perkins	Dave Mason	Susan Noonan
Investor Relations	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	SA Noonan Communications
(630) 577-4871	(416) 815-0700 ext. 237	(212) 966-3650
tony.perkins@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)
	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$321,284	$304,370
Restricted cash	13,790	14,169
Short term investments	—	4,639
Accounts receivable, net of allowance for doubtful accounts of $3,553 (2009 - $2,871)	122,175	97,330
Rebates receivable	34,249	17,630
Prepaid expenses and other assets	4,888	4,483
Inventory	8,736	7,106
Income tax recoverable	5,285	345
Deferred income taxes	6,647	9,875
Total current assets	517,054	459,947
Property and equipment, net of accumulated depreciation of
$35,861 (2009 - $27,421)	20,896	19,880
Goodwill	220,597	141,787
Other intangible assets, net of accumulated amortization of $31,687 (2009 - $23,831)	56,282	37,574
Deferred income taxes	665	1,641
Other assets	815	1,251
Total assets	$816,309	$662,080
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,930	$9,916
Customer deposits	15,376	14,832
Salaries and wages payable	12,833	12,349
Accrued liabilities	21,652	30,786
Pharmacy benefit management rebates payable	61,364	46,606
Pharmacy benefit claim payments payable	84,599	61,669
Deferred revenue	10,696	7,304
Total current liabilities	237,450	183,462
Deferred income taxes	15,111	13,597
Other liabilities	10,492	6,527
Total liabilities	263,053	203,586
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 61,602,997 shares issued and outstanding at December 31, 2010 (2009 — 60,114,562)	381,736	361,530
Additional paid-in capital	24,973	15,153
Retained earnings	146,547	81,812
Accumulated other comprehensive loss	—	(1)
Total shareholders’ equity	553,256	458,494
Total liabilities and shareholders’ equity	$816,309	$662,080

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009	2008
	(unaudited)
Revenue:
PBM	$499,761	$416,803	$1,841,600	$1,335,961	$771,840
HCIT	27,111	26,513	106,789	102,673	91,099
Total revenue	526,872	443,316	1,948,389	1,438,634	862,939
Cost of revenue:
PBM	456,324	378,149	1,681,944	1,197,757	702,333
HCIT	13,326	12,643	52,390	54,277	45,120
Total cost of revenue	469,650	390,792	1,734,334	1,252,034	747,453
Gross profit	57,222	52,524	214,055	186,600	115,486
Expenses:
Product development costs	3,259	2,927	12,428	11,951	10,105
Selling, general and administrative	24,851	20,940	89,254	85,797	68,792
Depreciation of property and equipment	1,513	1,457	5,995	5,811	4,810
Amortization of intangible assets	1,940	2,246	7,856	9,724	9,365
	31,563	27,570	115,533	113,283	93,072
Operating income	25,659	24,954	98,522	73,317	22,414
Interest income	(203)	(184)	(727)	(756)	(2,749)
Interest expense and other expense, net	351	2,802	1,693	5,988	4,859
Income before income taxes	25,511	22,336	97,556	68,085	20,304
Income tax expense (benefit):
Current	7,955	6,467	29,531	22,285	4,866
Deferred	934	676	3,290	(261)	325
	8,889	7,143	32,821	22,024	5,191
Net income	$16,622	$15,193	$64,735	$46,061	$15,113
Earnings per share:
Basic	$0.27	$0.25	$1.07	$0.89	$0.33
Diluted	$0.26	$0.24	$1.03	$0.86	$0.32

Basic	61,234,752	60,037,660	60,736,831	52,008,408	45,956,932
Diluted	63,300,439	62,330,648	63,136,600	53,594,746	46,826,022

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009	2008

Cash flows from operating activities:
Net income	$16,622	$15,193	$64,735	$46,061	$15,113
Items not involving cash:
Stock-based compensation	1,368	1,180	5,895	3,657	4,080
Depreciation of property and equipment	2,127	2,033	8,439	8,014	6,615
Amortization of intangible assets	1,941	2,246	7,856	9,724	9,365
Deferred lease inducements and rent	(97)	(109)	(462)	(593)	(304)
Deferred income taxes	932	676	3,290	(261)	325
Tax benefit on option exercises	(7,037)	(1,017)	(13,107)	(4,464)	(798)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	3,729	(7,261)	(9,456)	(16,705)	8,005
Rebates receivable	3,840	2,947	(16,619)	11,956	(2,383)
Restricted cash	541	(1,736)	379	(1,671)	632
Unbilled revenue	—	—	—	73	1,122
Prepaid expenses	526	230	(824)	(72)	107
Inventory	1,326	(83)	501	(401)	(83)
Income tax recoverable	2,836	893	10,523	6,098	677
Accounts payable	2,457	4,017	2,169	1,635	1,678
Accrued liabilities	(141)	2,436	(9,517)	(1,139)	4,845
Pharmacy benefit claim payments payable	3,770	9,861	22,930	10,263	(205)
Pharmacy benefit management rebates payable	(2,419)	2,776	14,758	10,280	(8,357)
Deferred revenue	1,074	(1,039)	3,265	(630)	1,305
Customer deposits	52	2,279	544	2,957	(490)
Other	(57)	1,269	965	1,602	335
Net cash provided by operating activities	33,390	36,791	96,264	86,384	41,584
Cash flows from investing activities:
Acquisitions, net of cash acquired	(99,200)	—	(99,200)	(2,176)	(104,769)
Purchases of property and equipment	(5,037)	(2,383)	(9,070)	(8,994)	(8,410)
Lease inducements received	—	—	—	—	373
Proceeds from sale of short term investments	—	449	6,828	449	—
Purchases of short term investments	—	(5,098)	(2,208)	(5,098)	—
Net cash used in investing activities	(104,237)	(7,032)	(103,650)	(15,819)	(112,806)
Cash flows from financing activities:
Proceeds from exercise of options	5,984	347	11,024	6,264	1,549
Tax benefit on option exercises	7,036	1,017	13,107	4,464	798
Proceeds from public offering, net of issuance costs	—	(986)	—	203,121	—
Repayment of long-term debt	—	(45,120)	—	(47,640)	(360)
Payment of financing costs	—	—	—	—	(1,792)
Proceeds from issuance of long term debt	—	—	—	—	48,000
Net cash provided by financing activities	13,020	(44,742)	24,131	166,209	48,195
Effect of foreign exchange on cash balances	50	(169)	169	(119)	(187)
Increase (decrease) in cash and cash equivalents	(57,777)	(15,152)	16,914	236,655	(23,214)
Cash and cash equivalents, beginning of period	379,061	319,522	304,370	67,715	90,929
Cash and cash equivalents, end of period	$321,284	$304,370	$321,284	$304,370	$67,715